UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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AMIS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMIS HOLDINGS, INC.
2300 Buckskin Road
Pocatello, Idaho 83201
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 2, 2005
To our Stockholders:
      The Annual Meeting of Stockholders of AMIS Holdings, Inc. will be held at the Marriott Salt Lake City Downtown, 75 South West Temple, Salt Lake City, Utah 84101, on June 2, 2005 at 2:00 p.m. local time. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of nine members to our board of directors.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

3.	Any other business that may properly come before the meeting.
      All stockholders are invited to attend the meeting. Only stockholders of record at the close of business on April 4, 2005 are entitled to notice of and to vote at the meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the meeting or not, please complete, sign, date, and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also authorize the voting of your shares over the Internet or by telephone as described in the instructions set forth on the proxy card. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

By order of the board of directors,

/s/ Darlene E. Gerry
Darlene E. Gerry
Secretary
Pocatello, Idaho
April 29, 2005

          WE URGE STOCKHOLDERS TO MARK, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD OR TO VOTE OVER THE INTERNET OR BY TELEPHONE

AMIS Holdings, Inc.
2300 Buckskin Road
Pocatello, Idaho 83201
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
June 2, 2005
       This Proxy Statement contains information about the Annual Meeting of Stockholders of AMIS Holdings, Inc. The meeting will be held on Thursday, June 2, 2005, beginning at 2:00 p.m. local time, at the Marriott Salt Lake City Downtown, 75 South West Temple, Salt Lake City, Utah 84101.
      This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of AMIS Holdings, Inc. (the “Company” or “AMIS”) for use at the Annual Meeting and at any adjournment of that meeting. All valid proxies properly executed and received by us prior to or at the meeting will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted FOR the election of each of the named nominees for director, FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm and, with respect to any other matter that may properly come before the Annual Meeting, as recommended by the board of directors or otherwise in the proxy holder’s discretion.
      A copy of our Annual Report to stockholders for the fiscal year ended December 31, 2004 is being furnished with the mailing of these proxy materials. We intend to mail these proxy materials on or about April 29, 2005.
      We will bear the costs of solicitation of proxies. In addition to this solicitation by mail, some of our directors, officers and regular employees may solicit proxies in person, by telephone, by facsimile, or by email. We will not pay our directors, officers or employees who solicit proxies any additional compensation for their solicitation of proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the beneficial owners of shares of common stock held in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.
VOTING INFORMATION
Record Date
      You may vote all shares of stock of which you are the record holder as of April 4, 2005, which is the record date for the Annual Meeting. 85,418,421 shares of our common stock were outstanding on April 4, 2005.
      Each share of our common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting.
      Your vote is important. Please take a moment to read the instructions below and choose the easiest and most convenient way to cast your vote as soon as possible.
How to Vote
      We encourage you to vote promptly. If you are the record holder of shares of our common stock, you may vote in one of the following ways:
      Voting by mail. You may vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed postage-prepaid envelope.
      Voting by Internet. If you have Internet access, you can authorize the voting of your shares from any location in the world by following the “Vote-by-Internet” instructions on the enclosed proxy card.

      Voting by telephone. You may authorize the voting of your shares by following the “Vote-by-Telephone” instructions on the enclosed proxy card.
      At the Annual Meeting. If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.
      Even if you mail in your proxy card or authorize the voting of your shares over the Internet or by telephone, you can still change your vote and revoke your proxy at any time before the polls close at the meeting. You can do this by taking any one of the following actions:

•	providing us with another proxy with a later date;

•	giving our secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.
      Your attendance at the meeting alone will not revoke your proxy. If you hold your shares in “street name,” as described below, your proxy can be revoked only by your bank, broker or other nominee holder.
Voting Shares Held in Street Name
      If the shares you own are held in “street name” by a bank, brokerage firm or other nominee holder, your bank, brokerage firm or other nominee holder is the record holder of your shares but is required to vote your shares according to your instructions. In order to vote your shares, you must follow the directions your bank, brokerage firm or other nominee holder gives you.
      If your shares are held in street name and you want to attend the meeting, you will need documentation showing that you are the beneficial owner of the shares as of the record date. To be able to vote your shares held by a broker or other nominee on your behalf at the meeting, you will need to obtain a proxy card from your bank or brokerage firm, who is the holder of record.
Quorum
      A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting.
      All shares of common stock represented in person or by proxy at the Annual Meeting will be counted for the purpose of determining whether a quorum exists, including abstentions, votes withheld and “broker non-votes.” “Broker non-votes” occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter. We believe that banks, brokers and other nominee holders will have discretion to vote on the matters described in this proxy statement at the Annual Meeting.
      If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
Votes Required for Proposals
      Election of directors. Directors are elected by a plurality vote. The nine persons receiving the highest number of votes cast will be elected, regardless of whether that number represents a majority of the votes cast.
      Ratification of appointment of independent registered public accounting firm. The affirmative vote of a majority of the total number of votes cast is required to approve the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm.
      Other matters. Generally, the affirmative vote of a majority of the total number of votes cast would be required to authorize action on any other matters properly brought before the meeting.

How Votes Will be Counted
      Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether executed by you directly or through Internet or telephonic authorization, or on a ballot voted in person at the Annual Meeting. While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining the percentage of votes cast with respect to a proposal. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Votes withheld will not be counted for the purpose of determining the outcome of any of the proposals.
      Broker non-votes are not counted for purposes of determining the percentage of votes cast with respect to a proposal and, accordingly, have no effect on the voting of a matter that requires the affirmative vote of the votes cast.
      The votes will be counted, tabulated and certified by our transfer agent and registrar, Wells Fargo Shareowner Services. A representative of Wells Fargo Shareowner Services will serve as the inspector of elections at the meeting.
Voting Results
      We expect to report the voting results in our Quarterly Report on Form l0-Q for the period ending July 2, 2005, which we expect to file with the Securities and Exchange Commission in August 2005.
Deadline for Submitting Stockholder Proposals for the 2006 Annual Meeting
      If you wish to submit a proposal for inclusion in the proxy statement for the 2006 Annual Meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your stockholder proposal at our principal corporate offices in Pocatello, Idaho as set forth below no later than December 23, 2005. If you wish to submit a proposal for consideration at the 2006 annual meeting of stockholders but do not wish to have it included in the proxy materials, you must give us notice at the address below and we must receive your notice no later than March 8, 2006.
      Proposals should be sent to: Secretary, AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, ID 83201.
Multiple Stockholders Sharing the Same Address
      In the event that two or more stockholders share an address we will deliver a separate copy of each proxy statement and annual report to stockholders to each stockholder at that address. If you receive multiple copies of our proxy statement and annual report to stockholders and would like to receive only one copy per household, you may make a request, in writing, at Investor Relations, AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, ID 83201, telephone: (208) 234-6077.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table contains information regarding the beneficial ownership of our common stock as of March 25, 2005 by (i) each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to beneficially own more than 5% of any class of our stock; (ii) each of the named executive officers identified in the summary compensation table included in this proxy statement, each of our directors and each director nominee; and (iii) all of our executive officers and directors as a group.
      Beneficial ownership is calculated based on SEC requirements. All equity securities subject to options and warrants exercisable within 60 days after March 25, 2005, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole voting and dispositive power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, Idaho 83201.

	Shares Beneficially Owned

	Percent(1)	Number

Greater than 5% Stockholders:
Francisco Partners(2)	24.00%	20,496,580
c/o Francisco Partners, L.P.
2882 Sand Hill Road, Suite 280
Menlo Park, CA 94025
CVC(3)	23.82%	20,341,320
c/o Citigroup Venture Capital Equity Partners
399 Park Avenue, 14th Floor
New York, NY 10022
Nippon Mining(4)	11.36%	10,220,411
c/o Nippon Mining Holdings, Inc.
10-1 Toranomon 2-Chome
Minato-ku
Tokyo 105-8407 Japan
T. Rowe Price Associates, Inc.(5)	8.74%	7,463,775
100 East Pratt Street
Baltimore, MD 21202
Credit Suisse First Boston(6)	*	444,366
Uetlibergstrasse 231
P.O. Box 900
CH-8070 Zurich
Switzerland
Named Executive Officers and Directors:
Christine King(7)	1.19%	1,025,249
Walter Mattheus(8)	*	20,933
David Henry(9)	*	37,500
Jon Stoner(10)	*	111,416
Charlie Lesko(11)	*	36,116
David Stanton(2)	24.00%	20,496,580
Dipanjan Deb(2)	24.00%	20,496,580
Paul C. Schorr, IV(3)	23.82%	20,341,320
James A. Urry(3)	23.82%	20,341,320
Colin Slade(12)	*	7,812
David M. Rickey(13)	*	—
Gregory Williams(14)	*	26,666
S. Atiq Raza(15)	*	7,500
William N. Starling, Jr.	*	—
Michael Salvati(16)	*	15,000
Brent Jensen(17)	*	—
All executive officers and directors as a group (16 persons)	48.63%	42,126,092

*	Indicates less than 1% ownership.

(1)	Percentage of ownership is based on 85,403,580 shares of common stock outstanding as of March 25, 2005.

(2)	Shares are owned beneficially and of record by FP-McCartney, L.L.C. (“FP-McCartney”). Based on a Schedule 13G jointly filed on February 23, 2005 by FP-McCartney, Francisco Partners, L.P. (“Francisco Partners”) and Francisco Partners GP, LLC (“Francisco GP”), Francisco Partners is the managing member of FP-McCartney and Francisco GP is the general partner of Francisco Partners. The Schedule 13G identifies FP-McCartney, Citigroup, Inc., Merchant Capital, and Nippon Mining Holding, Inc. as members of a group.

Messrs. Deb and Stanton, members of management of Francisco Partners, disclaim beneficial ownership of the shares beneficially owned by Francisco Partners and its affiliates.

(3)	Based on a Schedule 13G jointly filed on February 14, 2005, shares are beneficially owned by Citigroup Venture Capital Equity Partners, L.P. (“Equity Partners”), CVC Partners, LLC (“CVC Partners”), Citigroup Venture Capital GP Holdings, Ltd. (“CVC GP Holdings”), Court Square Capital Limited (“Court Square”), Citicorp Banking Corporation (“CBC”), Citicorp, Citigroup Holdings Company (“Citigroup Holdings”) and Citigroup Inc. (“Citigroup”) and all shares are subject to shared voting power and dispositive power among the reporting persons.

The Schedule 13G also indicates the following: CVC Partners holds a general partnership interest in Equity Partners; CVC GP Holdings has a membership interest in CVC Partners; Court Square is the sole shareholder of CVC GP Holdings; CBC is the sole shareholder of Court Square; Citicorp is the sole shareholder of CBC; Citigroup Holdings is the sole shareholder of Citicorp; and Citigroup is the sole shareholder of Citigroup Holdings.

As to Citigroup, the Schedule 13G indicates that the number of shares beneficially owned is 20,341,320 (including the shares held by the other reporting persons), which represents 23.82% of our outstanding shares of common stock as of the date of the table. The Schedule 13G indicates that the address for each reporting person is the address indicated in the table, except that CBC’s address is One Penn’s Way, New Castle, DE 19720 and Citigroup Holdings’ address is One Rodney Square, Wilmington, DE 19899.

According to our records, 19,961,582 shares are owned of record by Equity Partners, 200,274 shares are owned of record by CVC/SSB Employee Fund, L.P. (“Employee Fund”) and 178,443 shares are owned of record by CVC Executive Fund LLC (“Executive Fund”). To our knowledge, the shares owned by each of these entities are included in the shares listed in the table.

Messrs. Schorr and Urry, members of management of Equity Partners, Employee Fund and Executive Fund, disclaim beneficial ownership of the shares beneficially owned by these entities and their affiliates.

(4)	A Schedule 13G filed on February 17, 2005 by Nippon Mining Holdings, Inc. (“Nippon Mining”), as successor by merger to Japan Energy Electronics Materials, Inc., identifies FP-McCartney, L.L.C., Citigroup, Inc., Merchant Capital, Nippon Mining and Thomas E. Epley as members of a group. The Schedule 13G indicates that Nippon Mining beneficially owns 5,617,379 shares of our common stock. Nippon Mining also holds an immediately exercisable warrant to purchase 4,603,032 shares of our common stock and the shares listed in the table include the shares subject to the warrant.

(5)	Information is based solely on a Schedule 13G filed on February 15, 2005 by T. Rowe Price Associates, Inc. According to the Schedule 13G, T. Rowe Price has sole voting power with respect to 1,485,800 shares and has sole dispositive power with respect to all shares listed in the table.

(6)	Information is based on a Schedule 13G filed on February 11, 2005 by Credit Suisse First Boston, a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit but excluding the asset management business principally conducted under the brand name Credit Suisse Asset Management. According to the Schedule 13G, Credit Suisse First Boston, together with FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Natasha Foundation, Japan Energy Electronic Materials Inc. and Thomas E. Epley (collectively, the “Other Persons”), may be deemed to be a group with respect to securities of AMIS Holdings, Inc. as a result of Merchant Capital, Inc. (“Merchant”), an indirect wholly owned subsidiary of Credit Suisse First Boston, and the Other Parties being signatories to the First Amended and Restated Shareholders Agreement dated as of September 26, 2003.

(7)	Includes 985,249 shares subject to options that are exercisable within 60 days of March 25, 2005.

(8)	Consists of 20,933 shares subject to options that are exercisable within 60 days of March 25, 2005.

(9)	Consists of 37,500 shares subject to options that are exercisable within 60 days of March 25, 2005.

(10)	Includes 80,749 shares subject to options that are exercisable within 60 days of March 25, 2005.

(11)	Includes 33,333 shares subject to options that are exercisable within 60 days of March 25, 2005.

(12)	Consists of 7,812 shares subject to options that are exercisable within 60 days of March 25, 2005.

(13)	As previously announced, Mr. Rickey resigned effective April 11, 2005.

(14)	Consists of 26,666 shares subject to options that are exercisable within 60 days of March 25, 2005.

(15)	Consists of 7,500 shares subject to options that are exercisable within 60 days of March 25, 2005.

(16)	Consists of 15,000 shares subject to options that are exercisable within 60 days of March 25, 2005. Mr. Salvati was our interim chief financial officer from February 12, 2004 to April 30, 2004.

(17)	Mr. Jensen resigned in February 2004.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Mr. Raza was late in filing a report on Form 3 to report his initial beneficial ownership and one report on Form 4 to report one transaction. Mr. Rickey was late in filing one report on form 4 relating to one transaction. Japan Energy Corporation (which merged with Nippon Mining Holdings, Inc.), a member of a group beneficially owning, in the aggregate, more than ten percent of our voting common stock, and Tomohiro Shibata, who served as a director until April 28, 2004, filed late reports on Form 4 to report 34 transactions that occurred between May 10 and May 14, 2004.
PROPOSAL 1 — ELECTION OF DIRECTORS
      Unless instructed otherwise, the proxy holders will vote all proxies received by them for the nine nominees listed below. Each of the nominees has indicated his or her willingness to serve if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the board of directors. The term of each person elected as a director will continue until the next annual meeting of stockholders or until that person’s successor has been elected and qualified or until that person’s death, resignation or removal.
Nominees:
      The board of directors recommends a vote FOR the nominees listed below (ages as of March 25, 2005):

		Director
Name	Age	Since

Dipanjan Deb	35	2000
Christine King	55	2001
S. Atiq Raza	55	2004
Paul C. Schorr, IV	37	2000
Colin L. Slade	50	2003
David Stanton	42	2000
William N. Starling, Jr.	51	2005
James A. Urry	51	2000
Gregory L. Williams	51	2002
      Dipanjan Deb. Mr. Deb has been a director since December 2000. Mr. Deb is a founder of Francisco Partners, a private equity firm, and has been a partner since its formation in August 1999. Prior to joining Francisco Partners, Mr. Deb was a principal with Texas Pacific Group, a private equity firm, from 1998 to 1999. Mr. Deb is also on the boards of Conexant Systems, Inc., Ultra Clean Holdings, Inc., and Credence Systems Corporation. Mr. Deb is a designee of Francisco Partners.
      Christine King. Ms. King has been president, chief executive officer and a director since September 2001. From September 2000 to September 2001, Ms. King was a vice president of Semiconductor Products for IBM Microelectronics. From September 1998 to September 2000, Ms. King was vice president of the

Networking Technology Business Unit for IBM. Ms. King serves on the board of Analog Devices, Inc., a semiconductor company.
      S. Atiq Raza. Mr. Raza has been a director since April 2004. Mr. Raza is chairman of the board and chief executive officer of Raza Microelectronics, Inc., a company that designs microprocessors since June 2002. In October 1999, Mr. Raza founded Foundries Holdings, Inc., a company that built and operated broadband networking and communications companies, and serves as its chief executive officer and a member of its board of directors. Mr. Raza was the president and chief operating officer of Advanced Micro Devices, a semiconductor company, from January 1996 to March 1999.
      Paul C. Schorr, IV. Mr. Schorr has been a director since December 2000. Mr. Schorr has been employed by Citigroup Venture Capital Equity Partners, a private equity firm, and its predecessor funds, since 1996, where he was a vice president until being named a managing director in January 2000 and a managing partner in December 2000. He serves on the board of directors of WorldSpan L.P. Mr. Schorr is a designee of Citigroup Venture Capital Equity Partners.
      Colin L. Slade. Mr. Slade has served on the board of directors since December 2003. Mr. Slade has served as chief financial officer for Tektronix, Inc., an electronics equipment company, since January 2000 and has been a senior vice president there since September 2001. Mr. Slade joined Tektronix, Inc. in June 1987. Mr. Slade holds a B.S. degree in accounting and quantitative methods from the University of Oregon.
      David Stanton. Mr. Stanton has been a director since December 2000. Mr. Stanton is a founder of Francisco Partners, a private equity firm, and has been its managing partner since its formation in August 1999. Prior to founding Francisco Partners, Mr. Stanton led the technology investing activities of Texas Pacific Group, a private equity fund, from 1994 until August 1999. Mr. Stanton is a designee of Francisco Partners.
      William N. Starling, Jr. Mr. Starling has been a director since April 2005. Mr. Starling has been chief executive officer and a managing member of Synecor, LLC since September 2000. He was the chairman of the board and a director of Cardiac Pathways Corporation from January 1996 until August 2001.
      James A. Urry. Mr. Urry has been a director since December 2000. Mr. Urry is a Partner at Citigroup Venture Capital Equity Partners, a private equity firm, where he has been employed since 1989. Mr. Urry is also a director of Intersil Corporation and York International Corporation. Mr. Urry is a designee of Citigroup Venture Capital Equity Partners.
      Gregory L. Williams. Mr. Williams has been a director since November 2002. Mr. Williams was executive chairman and a director of Intersil Corporation, an analog semiconductor company, from May 2002 until May 2005. He served as president and chief executive officer of Intersil Corporation from August 1999 to May 2002. From October 1998 to August 1999, Mr. Williams was president of the semiconductor sector of Harris Corporation. Mr. Williams is a former director and chairman of the Semiconductor Industry Association.
      Ms. King is the only director who is also an employee of the Company. She does not participate in any meeting at which her compensation is evaluated or approved. All members of the Compensation, Audit and Nominating and Corporate Governance Committees are non-employee directors.
      There are no family relationships among any of our directors and executive officers. Some of our directors serve as directors pursuant to the terms of a shareholders agreement among certain of our shareholders, as described below under “Corporate Governance — Shareholders Agreement.”
      The board of directors recommends voting “FOR” the nominees to the board listed above.
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Although ratification of the selection of our independent registered public accounting firm by stockholders is not required by law, the

Audit Committee has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year, if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.
      Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to questions.
      The board of directors recommends that you vote FOR the ratification of the selection by our directors of Ernst & Young LLP as our independent registered public accounting firm for the 2005 fiscal year.
Independent Registered Public Accounting Firm Fees
      The following table presents the fees billed for services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2004 and December 31, 2003:

	2004	2003

Audit Fees(1)	$1,481,921	$1,348,655
Audit-Related Fees(2)	19,500	50,100
Tax Fees(3)	1,902,585	1,307,483
All Other Fees(4)	60,130	68,445

Total Fees	$3,464,136	$2,774,683

(1)	These fees were for professional services provided in connection with the audit of our annual financial statements (including for 2004, the audit of our and our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002), the reviews of our quarterly financial statements, assistance with and review of documents filed with the SEC (including, for 2003, the offering memorandum prepared in conjunction with our senior subordinated notes and our initial public offering), comfort letters, consents, accounting and financial statement disclosure related consultations necessary to comply with generally accepted auditing standards and international statutory audits.

(2)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees.” These services include audits of employee benefit plans and miscellaneous accounting and internal control related consultations.

(3)	These are fees for professional services related to U.S. and international tax filings and tax planning and advice. The fees for 2004 also includes professional services relating to tax planning and advice associated with our acquisition of substantially all of the assets and certain liabilities of Dspfactory Ltd.

(4)	These are fees for other services that do not meet the above category descriptions. In fiscal year 2004, these services included services relating to an import/customs compliance self-assessment. In fiscal year 2003 these services included services related to an import/customs compliance self-assessment and employee stock option workshops.
      The Audit Committee has adopted a pre-approval policy and procedures for all audit, audit-related and permitted non-audit services performed by the independent registered public accounting firm. The Audit Committee has authorized Mr. Slade to approve non-audit services engagements relating to specific services to be performed by the independent registered public accounting firm, including for tax filings, tax planning, expatriate compliance, customs, and mergers and acquisitions that arise between scheduled committee meetings, up to a maximum dollar value in each instance. The Audit Committee reviews and approves each of these engagements at its next scheduled meeting and reviews and pre-approves any other audit, audit-related and permitted non-audit services to be performed by the independent registered public accounting firm. All of the services provided by our independent registered public accounting firm since June 2003, when we first became subject to the pre-approval rules under the Sarbanes-Oxley Act of 2002, were approved in advance by the Audit Committee or Mr. Slade.
CORPORATE GOVERNANCE
      We operate our business according to high standards of ethical conduct, integrity and accountability. We have implemented governance policies and practices, which we believe meet or exceed the standards defined in the applicable laws and regulations, including the rules adopted by the Securities and Exchange Commission and the Nasdaq Stock Market.
Shareholders’ Agreement
      We and certain of our stockholders, including Francisco Partners, CVC and Nippon Mining, are parties to an amended and restated shareholders’ agreement which covers matters of corporate governance, among other things. The shareholders’ agreement provides that our board of directors will consist of nine members, including three designees of Francisco Partners (one of whom shall be independent), three designees of CVC (one of whom shall be independent), one designee of Nippon Mining (Nippon Mining has waived this right for an indefinite period), our chief executive officer, and one independent director chosen by Francisco Partners, CVC and our chief executive officer voting as a group. Each of Francisco Partners and CVC has permitted one of the positions it has the right to designate to be filled by an independent director that it did not select. In addition, Francisco Partners, CVC and our chief executive officer have permitted the position they have the right to designate as a group to be filled by an independent director not selected by them.
      The rights of designation with respect to each of Francisco Partners and CVC will be reduced to one director when its respective beneficial ownership falls below 10 percent of the beneficial ownership of all stockholders party to the agreement and will expire when its respective beneficial ownership falls below five percent of the beneficial ownership of all stockholders party to the agreement. Nippon Mining’s rights of designation will expire when its beneficial ownership falls below 50 percent of its initial ownership of common shares. In addition, Francisco Partners and CVC together have the right to place their board designees on committees created by the board such that together these designees constitute a majority of each committee.
      The board of directors may not take certain significant actions without the approval of the board designees of each of Francisco Partners and CVC. These actions include: mergers, acquisitions or sales of assets; the declaration of dividends or other distributions; any liquidation, dissolution or bankruptcy; any incurrence or refinancing of indebtedness in excess of $10.0 million; issuances of securities; appointment, dismissal and compensation and benefits for our chief executive officer and chief financial officer; approval of our business plan, budget and strategy; amendments to the shareholders’ agreement and our certificate of incorporation and bylaws; and any increase or decrease in the number of directors that comprise the board of directors.
Code of Ethics
      We have adopted a worldwide Code of Ethics which is designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. The Code of Ethics applies to all directors and employees, including the chief executive officer, the chief financial officer, the corporate controller, and any other employee with any responsibility for the preparation and filing of documents with the SEC. If we waive or amend our Code of Ethics, we will disclose the waiver or amendment on our website at www.amis.com/investor relations/corporate governance.html. A copy of the Code of Ethics is available on our website at www.amis.com/pdf/AMIS Code Of Ethics.pdf.
Independent Directors
      In determining the independence of our directors, the board of directors applies the criteria required by applicable SEC laws and regulations and Nasdaq rules. Our board has determined that four of our directors, Mr. Slade, Mr. Williams, Mr. Raza, and Mr. Starling are “independent” within the meaning of the applicable laws and regulations. We are a “controlled company” under applicable Nasdaq rules because more than 50% of our voting power is held by three of our stockholders as a group: Francisco Partners, CVC and Nippon Mining. For more information, see the discussion under “Shareholders Agreement” above. Our independent directors meet regularly in “executive sessions” at which only our independent directors are present. Our independent directors held four executive sessions in 2004.
Communicating With the Board of Directors
      Any security holder wishing to communicate with the board of directors may send a letter to the board of directors to the following address: AMIS Holdings, Inc. Board of Directors, Attn: Secretary, 2300 Buckskin Road, Pocatello, ID 83201.
      The secretary shall forward any and all correspondence so received to all members of the board of directors. If the correspondence indicates that the security holder wishes to communicate with only one or more specified directors, the secretary shall forward the correspondence to the specified director(s). Unsolicited advertisements or promotional material may not be forwarded, in the discretion of the secretary.
Annual Meeting Attendance
      The board of directors has adopted a policy that all members should attend each annual meeting of stockholders where practicable; all of our directors attended our 2004 annual stockholders meeting.
Directors’ Compensation
      Directors who are also our employees, or employees of CVC or Francisco Partners, do not receive any additional compensation for service on our board of directors. The following table shows the compensation set for our non-employee directors for the fiscal years ended December 31, 2004 and December 31, 2005:

Type of Compensation:	2004	2005

Option grant upon initial election or appointment to the Board	30,000 shares	30,000 shares
Annual Retainer	$32,000	$32,000
Additional Annual Retainer for Committee Chair	$8,000	$8,000
Annual Option Grant	7,500 shares	13,000 shares
Payment Per In-person Board or Committee Meeting (in excess of 4)	$1,000	$1,000
Reimbursement for Expenses Attendant to Board Membership	Yes	Yes
      Mr. Slade, Mr. Williams, Mr. Raza, and Mr. Starling are the only directors who receive compensation for their services as directors. The options granted to them vest as follows: 25 percent of the shares vest on the first anniversary of the grant date and the balance vests ratably over the next three years. All options were granted with exercise prices equal to the market value of our common stock on the date of the grant. Mr. Williams also receives $5,000 per day for time spent consulting with us on our business at the request of our chief executive officer or our board of directors. In 2004, we paid Mr. Williams $20,000 for these consulting services.
Board of Directors Meetings and Committees
      The board of directors met six times in fiscal 2004. Only Mr. Stanton attended fewer than 75 percent of the board meetings held during 2004.
      The board of directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the board of directors. You can access our current committee charters, Corporate Governance Guidelines and Code of Ethics in the “Investor Relations — Corporate Governance” section of www.amis.com or by writing to: Investor Relations Manager, AMIS Holdings, Inc., 2300 Buckskin Road, Pocatello, ID 83201. The Audit Committee charter is also attached to this Proxy Statement as Appendix 1.

      The following table shows our current committee members:

Nominating &
Corporate
	Audit	Compensation	Governance
Name of Director	Committee	Committee	Committee

Non-Employee Directors:
Dipanjan Deb		X	X
S. Atiq Raza	X
Paul C. Schorr, IV			X *
Colin L. Slade	X *
David Stanton
James A. Urry		X *
Gregory L. Williams		X	X
William N Starling, Jr.	X
Employee Directors
Christine King

“X”	indicates committee member

“*”	indicates committee chair
      Audit Committee. The Audit Committee’s primary functions are to:

•	oversee integrity of Company’s financial statements;

•	review independent registered public accounting firm’s qualifications, independence and performance;

•	review performance of internal audit function; and

•	assure compliance with legal and regulatory requirements.
      The Audit Committee has exclusive authority to retain or terminate our independent registered public accounting firm and to approve all engagement fees and terms, including permitted non-audit engagements, with our independent registered public accounting firm.
      For most of the 2004 audit cycle, the members of the Audit Committee were Mr. Slade, Mr. Rickey and Mr. Raza. Mr. Raza joined the Audit Committee on April 27, 2004. Prior to this date, Mr. Deb was a member of the Audit Committee. The current members of our Audit Committee are Mr. Slade, Mr. Raza and Mr. Starling. Mr. Starling joined the Audit Committee on April 11, 2005. Mr. Slade is the chairman of the Audit Committee. The board of directors has determined that Mr. Slade is an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The board has also determined that Mr. Slade, Mr. Raza and Mr. Starling are independent directors under the applicable rules of the Nasdaq Stock Market, applicable Securities and Exchange Commission laws and regulations and our corporate governance principles. Mr. Raza and Mr. Starling are each financially literate within the meaning of the applicable rules. None of the members of the Audit Committee serve on the audit committee of any other public company. The Audit Committee met nine times during 2004.
      Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee. In addition, our internal audit function reports its status and findings directly to the Audit Committee.
      The Audit Committee works closely with management as well as our independent registered public accounting firm in fulfilling its responsibilities for general oversight of the integrity of our financial statements. Among other things, the Audit Committee is responsible to engage, appoint, evaluate, replace, and determine the compensation of the independent registered public accounting firm.

      Compensation Committee. For most of 2004, the members of the Compensation Committee were Mr. Urry, Mr. Deb and Mr. Williams. Mr. Williams became a member of the Compensation Committee on April 27, 2004. Prior to that date, Mr. Rickey was a member of the Compensation Committee. The current members of the Compensation Committee are Mr. Urry, Mr. Deb and Mr. Williams. The board of directors has determined that Mr. Williams is independent under the applicable rules of the Nasdaq Stock Market, applicable Securities and Exchange Commission laws and regulations and our corporate governance principles; Mr. Urry and Mr. Deb are not independent, as permitted by the Nasdaq Stock Market’s rules applicable to “controlled companies.” The Compensation Committee held five meetings during fiscal 2004. The Compensation Committee oversees the Company’s compensation and benefits policies generally, including the issuance of stock options; evaluating senior executive performance and reviewing the Company’s management succession plan; and overseeing and setting compensation for the Company’s senior executives. The Report of the Compensation Committee on Executive Compensation is contained in this Proxy Statement.
      Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee are our employees. During fiscal year 2004, no member of our Compensation Committee (1) served as a member of the compensation committee of another entity which had an executive officer serving on our Compensation Committee, (2) served as a director of another entity which had an executive officer serving on our Compensation Committee, or (3) served as a member of the compensation committee of another entity which had an executive officer serving as a director of our Company.
      Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Mr. Williams, Mr. Schorr and Mr. Deb. Our board has determined that Mr. Williams is independent under the applicable rules of the Nasdaq Stock Market, applicable Securities and Exchange Commission laws and regulations and our corporate governance principles; Mr. Schorr and Mr. Deb are not independent, as permitted by the Nasdaq Stock Market’s rules applicable to “controlled companies.” The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become directors, recommend persons to be nominated by the board of directors for election as directors at the annual meeting of stockholders, develop and recommend a set of corporate governance principles, and oversee the evaluation of the board of directors and management. The Nominating and Corporate Governance Committee met four times during 2004.
      The Nominating and Corporate Governance Committee will consider candidates for nomination to the board of directors recommended by stockholders. To be considered, recommendations must be received by the committee, with a biographical summary, at the following address: AMIS Holdings, Inc., Attn: Secretary, 2300 Buckskin Road, Pocatello, ID 83201. All recommendations received will be retained for a period of six months after receipt.
      The Nominating and Corporate Governance Committee believes that appropriate candidates for the board of directors should possess an understanding of the semiconductor industry, a strong financial background, an understanding of the current corporate governance environment, and a dedication to excellence. In addition, other factors may be relevant depending on the need, size and composition of the board at a particular time, including the need to have a broad mixture of skills, experience and perspectives on the board. No single factor is determinative and the committee has not specified any minimum qualifications that the committee believes must be met by a particular nominee.
      The process used by the Nominating and Corporate Governance Committee to identify and evaluate nominees for director is as follows: candidates can be identified through various sources, including recommendations from other directors, officers, stockholders, industry experts, and third-party search firms. Detailed resumes may be evaluated by members of management, members of the committee, other members of the board, or a third-party search firm. Generally, a third-party search firm interviews multiple candidates. From this review, a small number of candidates are interviewed by members of management and by one or more members of the committee or other members of the board of directors. A nominee is then selected by the committee. The same process is followed regardless of who recommended the candidate.
      Of the current nominees for election to the board of directors, Mr. Starling was identified by an employee who has experience in the medical devices industry.

      In 2004, we engaged and paid a fee to a third-party search firm to identify, evaluate and perform reference checks on potential candidates. In 2005, we engaged and paid a fee to a different third-party search firm to identify and perform reference checks on potential candidates.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
      The committee reviewed and discussed with members of the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). The Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm the firm’s independence.
      The committee discussed with the Company’s internal auditor and members of the independent registered public accounting firm the overall scope and plans for their respective audits. The committee meets with the internal auditor and members of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The committee and the board have also recommended, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

Audit Committee,
Colin L. Slade, chairman
S. Atiq Raza
William N. Starling, Jr.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Shareholders’ Agreement
      We are party to a shareholders’ agreement with Francisco Partners, CVC and Nippon Mining, each of which beneficially owns more than 5% of our outstanding common stock, and certain other stockholders. This agreement originated at the time Francisco Partners and CVC invested in our Company and was amended and restated at the time of our initial public offering in 2003. The agreement covers matters of corporate governance, restrictions on transfer of our securities, tag-along rights, rights to compel a sale of securities, registration rights and information rights. For a description of the corporate governance provisions in this agreement, see “Corporate Governance — Shareholders Agreement” above.

Advisory Agreements
      We are party to advisory agreements with each of Francisco Partners and CVC pursuant to which each may provide financial advisory and consulting services to us. For 2004, we paid no fees and recorded no expenses related to these agreements. For 2003, expenses totaling $1.5 million were recorded related to these agreements. Each advisory agreement was amended at the time of our initial public offering in 2003 and annual advisory fees payable under these agreements ceased. We paid our advisors an aggregate one-time fee of $8.5 million at the time of the amendment for investment banking and financial advisory services. We may in the future engage the advisory services of Francisco Partners and CVC under these agreements but Francisco Partners and CVC are not required to provide such services and there are no future annual advisory fees contemplated by these agreements.
      Each advisory agreement has an initial term of ten years, ending on December 20, 2010 and will automatically extend on a year to year basis thereafter unless it is terminated by Francisco Partners, CVC or us upon written notice 90 days prior to the expiration of the initial term or any extension thereof. Each advisory agreement includes customary indemnification provisions in favor of each of CVC and Francisco Partners.
Other Transactions
      In 1999, Nippon Mining entered into an agreement with a major semiconductor manufacturer pursuant to which the semiconductor manufacturer provides certain technology and related technological assistance to us. We agreed to reimburse Nippon Mining for the amounts due under the agreement, which is denominated in yen, totaling approximately ¥ 1,000,000,000 (or $9.5 million) over a five-year period. The remaining obligation of approximately ¥ 100,000,000 (or $0.9 million using an estimated exchange rate of approximately $0.00935/¥) was paid in 2004. No amounts were accrued or receivable under this agreement as of December 31, 2004.
      Also, in conjunction with a recapitalization agreement entered into in December 2003, Nippon Mining’s subsidiary agreed to indemnify us for any property tax, foreign tax and sales and use tax obligations outstanding at December 21, 2000 (totaling approximately $6.3 million). As of December 31, 2003, we had remaining accruals of approximately $0.3 million in accrued expenses and a corresponding receivable of $1.7 million representing remaining accruals and those items paid by us, but not yet invoiced to Nippon Mining’s subsidiary, during 2003. All remaining amounts were paid in 2004 and no amounts were accrued or receivable under the agreement as of December 31, 2004.
      In addition, we are a “primary responsible party” to an environmental remediation and cleanup at our former corporate headquarters in Santa Clara, California. Costs incurred include implementation of the clean-up plan, operations and maintenance of remediation systems, and other project management costs. Our estimate of the remaining cost to fulfill our obligations under the remediation effort, as determined in consultation with our environmental consultants and the governing regulatory agency, is $0.4 million. We have accrued $0.4 million as of December 31, 2004. Nippon Mining and its subsidiary agreed to indemnify us for any obligation relating to this environmental issue at the time of our recapitalization in 2000.
      In September 2004, AMI Semiconductor, Inc., a wholly-owned subsidiary of AMIS, signed a memorandum of understanding with Synecor, LLC, of which Mr. Starling is chief executive officer and a managing member. In the memorandum of understanding, AMI Semiconductor and Synecor agreed that they intend to enter into a strategic business relationship whereby AMI Semiconductor would be the exclusive supplier to Synecor and its affiliates of digital and mixed signal application specific integrated circuits (“ASICs”) for use in medical products. The parties contemplate entering into definitive agreements specifying the details of this relationship but have not yet done so. AMI Semiconductor is currently in the development phase of two ASIC devices for Interventional Rhythm Management (“IRM”), an affiliate of Synecor. Mr. Starling is the chief executive officer of IRM. In 2004, IRM paid AMI Semiconductor $218,233 in non-recoverable engineering. charges associated with the development of those ASIC devices.
      In 2004, AMI Semiconductor manufactured integrated circuits for Intersil Corporation on a foundry services basis. Intersil paid AMI Semiconductor $10,615,822 in 2004 for the integrated circuits. Mr. Williams was the executive chairman of Intersil’s board of directors in 2004.

INFORMATION ABOUT EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth certain information concerning the compensation earned during the years ended December 31, 2004, 2003 and 2002 by our chief executive officer and the four other most highly compensated officers, based on salary and bonus earned in 2004.
Summary Compensation Table

					Long-Term
					Compensation

	Annual Compensation				Number of
					Shares
			Other Annual		Underlying	All Other
	Salary	Bonus	Compensation		Options	Compensation(1)

Christine King
President and Chief
Executive Officer
2004	$484,743	$500,000	$—	(2)	282,933	$76,422	(3)
2003	415,433	579,000	—	(4)	232,933	6,000
2002	400,047	272,420	—	(5)	232,932	183,080	(6)
Walter Mattheus(7)
Chief Operating Officer
2004	417,581	203,938	12,357	(8)	—	71,419	(9)
2003	399,402	219,642	11,251	(10)	—	179,589	(11)
2002	167,678	52,375	4,966	(12)	100,000	11,775	(13)
David Henry(14)
Senior Vice President and
Chief Financial Officer
2004	168,395	100,000	—		150,000	155,316	(15)
2003	—	—	—		—	—
2002	—	—	—		—	—
Jon Stoner
Senior Vice President and
Chief Technology Officer
2004	198,553	88,000	—		50,000	48,584	(16)
2003	193,536	110,437	—		—	5,806
2002	164,877	20,568	—		33,333	4,946
Charlie Lesko(17)
Senior Vice President,
Sales and Marketing
2004	270,134	64,800	77,618	(18)	50,000	16,345	(19)
2003	176,996	62,775	31,001	(20)	116,666	78,253	(21)
2002	—	—	—		—	—
Michael Salvati
Chief Financial Officer(22)
2004	300,375	—	—		15,000	—
2003	110,625	—	—		—	—
2002	—	—	—		—	—
Brent Jensen(23)
Senior Vice President and
Chief Financial Officer
2004	228,269	22,000	—		—	18,747	(24)
2003	214,229	105,000	—		—	6,000
2002	181,930	22,940	—		50,000	5,458

(1)	Unless otherwise specified, consists of amounts paid by us in matching 401(k) contributions.

(2)	In 2004, the Company permitted Ms. King to make limited personal use of a private airplane leased by the company.

(3)	Consists of payment of relocation expenses of $52,347 relating to the relocation of her household goods to Pocatello, Idaho, $6,150 paid by us in matching 401(k) contributions, and $17,925 paid for accrued flexible time off as of December 31, 2004 resulting from a change in our flexible time off policy.

(4)	In 2003, the Company permitted Ms. King to make limited personal use of a private airplane leased by the company.

(5)	In 2002, the Company permitted Ms. King to make limited personal use of a private airplane leased by the company.

(6)	Consists of a relocation bonus of $177,580 relating to her relocation to our headquarters in Pocatello, Idaho, and $5,500 paid by us in matching 401(k) contributions.

(7)	Mr. Mattheus joined us in June 2002. Some amounts paid to Mr. Mattheus were paid in euros. All such amounts have been converted to U.S. dollars.

(8)	Consists of a representative allowance of $12,357. Mr. Mattheus also received perquisites consisting of a meal allowance, the use of company-provided automobiles in both Belgium and Pocatello, Idaho, and fuel.

(9)	Consists of a cost reduction bonus of $10,430 and company paid premiums of $60,989 for coverage under a group life and disability insurance policy.

(10)	Consists of a representative allowance. Mr. Mattheus also received perquisites consisting of a meal allowance, the use of company-provided automobiles in both Belgium and Pocatello, Idaho, and fuel.

(11)	Consists of $150,824 paid as a retention bonus in connection with our acquisition of the mixed signal business of Alcatel Microelectronics in June 2002 and company paid premiums of $28,765 for coverage under a group life and disability insurance policy. One half of the retention bonus was paid in January 2003, after Mr. Mattheus had been employed by us for six months, and one half was paid in June 2003, after he had been employed by us for one year.

(12)	Consists of a representative allowance of $4,966. Mr. Mattheus also received perquisites consisting of a meal allowance, the use of company-provided automobiles in both Belgium and Pocatello, Idaho, and fuel.

(13)	Consists of company paid premiums of $11,775 for coverage under a group life and disability insurance policy.

(14)	Mr. Henry joined us in April 2004.

(15)	Consists of a relocation bonus of $81,384 relating to his relocation to our headquarters in Pocatello, Idaho, $42,387 relating to the relocation of his household goods to Pocatello, Idaho, $13,658 relating to his use of a company-leased apartment during the period of his relocation, $14,281 for miscellaneous expenses relating to his relocation, and $3,606 paid by us in matching 401(k) contributions.

(16)	Includes $6,150 paid by us in matching 401(k) contributions, a bonus of $20,182 for his work in completing our acquisition of substantially all of the assets of Dspfactory Ltd, and $22,253 paid for accrued flexible time off as of December 31, 2004 resulting from a change in our flexible time off policy.

(17)	Mr. Lesko joined us in May 2003.

(18)	Represents a sales incentive bonus of $77,618.

(19)	Includes $6,150 paid by us in matching 401(k) contributions, and $10,195 paid for accrued flexible time off as of December 31, 2004 resulting from a change in our flexible time off policy.

(20)	Represents a sales incentive bonus of $31,001.

(21)	Consists of a relocation bonus of $73,253 and $6,000 paid by us in matching 401(k) contributions.

(22)	Mr. Salvati was our interim chief financial officer from February 12, 2004 until April 30, 2004. Prior to that time, he was a financial consultant to the company.

(23)	Mr. Jensen resigned in February 2004.

(24)	Consists of $18,020 paid for accrued flexible time off as of February 12, 2004 and $727 paid by us in matching 401(k) contributions.
Option Grants During Year Ended December 31, 2004
      Options to purchase 2,920,133 shares of common stock were granted in 2004. The following table sets forth certain information for the year ended December 31, 2004 with respect to grants of stock options to each of our named executive officers. All options granted in 2004 were granted under our Amended and Restated 2000 Equity Incentive Plan. All of these options are for common stock and have a term of 10 years. All options granted to named executive officers with the exception of Mr. Salvati, vest according to the following schedule: 25 percent of the shares vest on the first anniversary of the grant date and the balance vests monthly over the next three years. The options granted to Mr. Salvati were to vest on a schedule of 20% per month and, pursuant to a later agreement, became fully vested on April 30, 2004 and expire on April 30, 2005.

	Individual Grants
					Potential Realizable Value at
	Number of	Percentage	Exercise		Assumed Annual Rates of
	Common	of Total	Price Per		Stock Price Appreciation
	Stock	Options	Common		For Option Term(2)
	Options	Granted in	Stock	Expiration
Name	Granted	2004	Option(1)	Date	0%	5%	10%

Christine King	232,933	8.0%	$14.13	10/01/2014	$—	$2,069,908	$5,245,554
	50,000	1.7%	14.89	10/27/2014	—	468,212	1,186,541
Walter Mattheus	—	—	—	—	—	—	—
David Henry	150,000	5.1%	16.23	4/26/2014	—	1,531,044	3,879,966
Jon Stoner	35,000	1.2%	14.28	8/03/2014	—	314,322	796,552
	15,000	.5%	13.19	8/09/2014	—	124,427	315,322
Charlie Lesko	50,000	1.7%	14.28	8/03/2014	—	449,031	1,137,932
Michael Salvati	15,000	0.5%	18.85	2/09/2014	—	177,820	450,631
Brent Jensen	—	—	—	—	—	—	—

(1)	Exercise prices equal the market value of our common stock on the date of grant.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.
Aggregated Option Exercises in 2004 and Year-End Values
      The following table sets forth certain information regarding exercised stock options during the year ended December 31, 2004 and unexercised options held as of December 31, 2004 by each of the executive officers named in the Summary Compensation Table. The value realized is based on the reassessed fair market value of the underlying securities as of the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options is based on the market value of a share of common stock, $16.52 per share, the closing price on December 31, 2004.

			Number of Common Stock		Value of Unexercised
	Common		Options Unexercised		In-the-Money Options
	Stock		at Year-End		at Year-End
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable		Unexercisable

Christine King	200,000	$3,009,600	940,403	773,062	$13,656,197	(1)	$5,832,221	(2)
Walter Mattheus	24,900	377,484	37,600	37,500	591,824		590,250
David Henry	—	—	—	150,000	—		43,500
Jon Stoner	20,000	294,400	89,165	60,833	1,403,457		298,861
Charlie Lesko	25,000	425,000	21,180	120,485	333,373		1,221,439
Michael Salvati	—	—	15,000	—	—	(3)	—
Brent Jensen	183,332	2,733,072	—	—	—		—

(1)	Excludes 72,792 options which have an exercise price of $20.00 and therefore are not in-the-money.

(2)	Excludes 160,141 options which have an exercise price of $20.00 and therefore are not in-the-money.

(3)	Excludes 15,000 options which have an exercise price of $18.85 and therefore are not in-the-money.
Shares Authorized for Issuance under Equity Compensation Plans
      The following table sets forth the total shares of our common stock that may be received by option holders upon the exercise of options outstanding as of December 31, 2004, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the stock options currently outstanding. Our only equity compensation plans are our Amended and Restated 2000 Equity Incentive Plan and our Amended and Restated Employee Stock Purchase Plan, which have been approved by our stockholders. The Amended and Restated Employee Stock Purchase Plan was amended by the Compensation Committee in February 2005 to eliminate the “look back” provision, whereby the purchase price for shares under the program was set at the lower of the price of the Company’s common stock at the commencement of the offering period or the price on the purchase date for the offering period, and to reduce the purchase price discount from 15% to 10%.

Number of Shares
Remaining Available
	Shares to be Issued	Weighted Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity Compensation Plans Approved by Stockholders	6,074,425	$8.08	3,914,842	(1)
Equity Compensation Plans Not Approved by Stockholders	—	—	—

(1)	Consists of 1,751,206 shares available under our Amended and Restated 2000 Equity Incentive Plan and 2,163,636 shares available under our Amended and Restated Employee Stock Purchase Plan, as amended. The number of shares reserved for issuance under our Amended and Restated 2000 Equity Incentive Plan will increase each year beginning in 2005 through 2010 by an amount equal to the lesser of (i) 1,829,300 shares, (ii) 2.5 percent of our outstanding shares or (iii) an amount approved by the board of directors. The amount stated above excludes 1,829,300 shares added to the Amended and Restated 2000 Equity Incentive Plan on January 1, 2005. Shares reserved for issuance under our 2000 Equity Incentive Plan may be issued as stock options, stock awards, restricted stock awards, restricted stock units, rights to purchase stock, warrants, or stock appreciation rights.
Employment Agreements
      Christine King joined us on September 10, 2001 as chief executive officer, president and as a member of the board of directors. We entered into an employment agreement with Ms. King in order to induce her to leave her position at IBM and join our Company. The agreement was amended and restated in September 2003. Pursuant to her employment agreement, Ms. King initially was granted options to purchase an amount of shares equal to 2.5% of our common stock as of September 10, 2001 (or 1,164,667 shares of common stock). We also we agreed to grant her options to purchase .5% our common stock calculated as of that same date on or about each of the first three anniversaries of that date with exercise prices equal to the fair market value of the common stock on the applicable grant date. All options granted under the agreement become vested as follows: 25 percent on the first anniversary of the date of grant and 2.08 percent each month thereafter. Her options become fully vested in the event of a change of control. The term of the employment agreement extends to December 31, 2005 with early termination or extension possible under certain circumstances. Upon termination of Ms. King’s employment by us without cause, Ms. King is entitled to full acceleration of all unvested options and a severance payment of one year’s base salary plus up to $4.2 million less any value realized on options held by Ms. King. We granted to Ms. King a security interest in $4,200,000 of cash less any value realized on options held by Ms. King to secure our duties and obligations associated with this employment agreement. As of March 25, 2005, Ms. King had released her security interest in $3,924,721 of this amount.
      Walter Mattheus joined us as chief operating officer in June 2002, following our acquisition of the mixed-signal business of Alcatel Microelectronics. Mr. Mattheus’ employment agreement provides for an annual salary of  € 337,500 (or $418,500, assuming an exchange rate of € 1 to $1.24) with a target bonus opportunity equal to 50 percent of his annual salary. Mr. Mattheus received a retention bonus of $150,824 pursuant to this agreement. We also granted options to purchase 100,000 shares of our common stock to Mr. Mattheus under our 2000 Equity Incentive Plan. Mr. Mattheus’ employment agreement may be terminated by either us or Mr. Mattheus in accordance with Belgian law. In the event that we terminate the employment agreement, subject to certain exceptions, Mr. Mattheus will be entitled to (i) a payment equal to approximately three times his annual compensation, which includes for this purpose his base salary, additional amounts paid to Mr. Mattheus during the preceding 12 months and the value of certain benefits provided to Mr. Mattheus, and (ii) an additional payment equal to one-twelfth of the annual compensation described in the preceding clause (i) for each full year of employment. Mr. Mattheus participates in a defined benefit plan in Belgium which provides retirement benefits on the basis of a formula based on several factors, including the three highest annual salaries earned by him during his employment with us. In addition, under his employment agreement, Mr. Mattheus receives a yearly fixed sum of € 9,996 as a representation allowance, is entitled to a Company-provided automobile, and participates in a general group insurance plan with premiums paid by the company.
      In February 2004, we entered into a separation agreement with Brent Jensen, our chief financial officer. Pursuant to the agreement, we paid Mr. Jensen $105,000, representing one year of his target bonus under the incentive plan for 2003 as disclosed above, and $12,000 representing the estimated cost of premiums to extend his existing coverage under our health insurance plan for one year. At the same time, we entered into a consulting services agreement with Mr. Jensen pursuant to which we paid him a lump sum of $210,000. The agreement had a term of one year and could be terminated by either Mr. Jensen or us upon fourteen days notice after the first 90 days. Mr. Jensen terminated the agreement effective July 20, 2004. In addition, under the separation agreement, we agreed that Mr. Jensen’s unvested stock options would continue to vest on a monthly basis during the term of the consulting agreement and would immediately vest upon the effective termination date of the consulting agreement. Under the terms of the agreement, Mr. Jensen had 90 days from the termination of the consulting agreement to exercise any remaining options. As of July 20, 2004, Mr. Jensen had 34,792 remaining unvested options, all of which vested on that date. Mr. Jensen exercised all of his remaining options on or before October 4, 2004.
      On February 13, 2004, we entered into an Amended Consultant Service Agreement with Michael Salvati, who was our interim chief financial officer from February 12, 2004 until April 30, 2004. Under the agreement, Mr. Salvati, who had been acting as a financial consultant pursuant to a Consultant Services Agreement entered into on November 5, 2003, agreed to act as our chief financial officer in exchange for cash compensation in the amount of $60,000 per month and an option to purchase 15,000 shares of our common stock pursuant to the terms of our Amended and Restated 2000 Equity Incentive Plan at an exercise price of 100% of the fair market value of said shares as indicated by the price of the stock at the close of the Nasdaq stock market as of February 9, 2004. We also agreed to reimburse Mr. Salvati for traveling and accommodation expenses incurred by him in traveling to and from and staying in Pocatello, Idaho during the time he was performing services for us. Under the agreement, both Mr. Salvati and we had the right to terminate the agreement upon thirty days written notice. We terminated the Agreement effective on April 30, 2004, agreed that all of Mr. Salvati’s options would vest in full on that date and expire one year later.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The Compensation Committee oversees the Company’s compensation and benefits policies generally, including the issuance of stock options; evaluating senior executive performance and reviewing the Company’s management succession plan; and overseeing and setting compensation for the Company’s senior executives.

Executive Compensation Policy:
      The board of directors and the Compensation Committee believe that the Company’s executive compensation program should be closely tied to the Company’s short- and long-term performance. The Company has developed a total compensation strategy that ties a significant portion of executive compensation (including for the chief executive officer) to the Company’s financial performance. The Company intends to provide, based on corporate performance and individual executive performance, a competitive total compensation opportunity through the appropriate mix of base salary, incentive pay, equity, and a comprehensive benefits program. In determining an individual executive’s compensation, the committee also takes into account individual experience, job responsibilities and individual performance. The primary objectives of the executive compensation program are to:

•	attract and retain talented and effective executives;

•	foster a commitment to meeting stockholder expectations;

•	align executive performance with the Company’s strategic and operational goals; and

•	motivate executives to achieve long-term business strategies while achieving near-term financial targets.

Components of Executive Compensation Program:
      The Company’s executive compensation program for our chief executive officer and other executive officers consists of base salary, an annual incentive plan and long-term incentive compensation in the form of stock options. The committee annually reviews each component of compensation and total compensation for the executives of the Company. In evaluating and setting the compensation for each of the Company’s executive officers, other than the chief executive officer, the committee receives and considers the chief executive officer’s assessment of the executive’s performance and accomplishments and the chief executive officer’s recommendation for each executive’s compensation. In evaluating and setting the compensation for the chief executive officer, the committee considers the chief executive officer’s assessment of her own performance and accomplishments. The Committee also considers and evaluates other factors, such as the Company’s financial performance and the executive officer’s other accomplishments, and industry and economic conditions. The Committee then meets in executive session to set the level of each compensation component and the total compensation for each executive officer, including the chief executive officer. The review may also include a survey of compensation and changes in compensation for similar positions in comparable companies in our industry. In 2004, the committee engaged an independent compensation consultant to provide an evaluation of current executive compensation, including base salary and incentive programs, to review the Company’s equity programs and to make recommendations.
      Base Salaries: Generally, base salaries for executives, including the chief executive officer, are set near the levels believed by the committee to be sufficient to attract and retain qualified executives and take into account the executives experience, job responsibilities and performance. Ms. King, our chief executive officer, has an employment agreement that established her initial base salary. Base salary adjustments are provided to executive officers, including our chief executive officer, based upon an evaluation of each executive’s performance, as well as the performance of the Company as a whole. The committee reviews detailed data from an independent compensation consultant which includes a number of sources and surveys, including a survey of the base salaries of executive officers in other companies within the electronics industry with whom we believe we compete for qualified employees. This list is compiled with input from management, the committee, the board of directors and the independent consultant. In addition, the Committee considers the success of the executive officers, including our chief executive officer, in developing and executing the Company’s strategic plans, developing management employees and demonstrating leadership competencies.
      Incentive Compensation Plan: The Company maintains a Key Management Incentive Plan (KMIP), which is administered by the committee, pursuant to which executives are eligible for potential bonuses based upon their ability to achieve pre-determined financial objectives. The financial objectives are determined by the committee and are based upon the Company’s annual financial plan. If minimum financial targets are not achieved, no bonus is paid under the plan. At its discretion, the committee may eliminate, reduce or increase the incentive compensation to be paid pursuant to the Plan.
      For fiscal year 2004, the committee established potential cash incentive payments under KMIP for the Company’s executives ranging from approximately 40 percent to 150 percent of base salaries. For fiscal year 2004, the key financial objective was operating income. Ms. King received a bonus of $500,000 for 2004 based on a combination of the Company’s achievement of financial goals under the KMIP plan and the committee’s assessment of Ms. King’s performance. Other executives received incentive compensation between 50 percent and 120 percent of their respective targeted amounts, based upon achievement of pre-determined financial objectives under the KMIP and the committee’s assessment of their respective individual performance. For Mr. Lesko, the committee also considers his performance under the Company’s sales incentive plan, which makes up one-half of his incentive compensation.
      Stock Options: The Company’s stock option program is intended as a long-term incentive plan for executives, managers and other employees within the Company. Option grants are designed to align the interests of officers and employees with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner and to remain employed by the Company. Our Amended and Restated 2000 Equity Incentive Plan provides for the award of incentive stock options to selected employees and the award of nonqualified stock options, restricted stock, stock appreciation rights, bonus rights, and other incentive grants to selected employees, independent contractors and consultants.
      A substantial component of executive compensation is equity based. The executive officers’ and stockholders’ interests can be more closely aligned by creating a strong and direct link between compensation and stockholder value. The committee believes that equity-based compensation properly balances the rewards for long-term and short-term results. Ms. King receives an annual stock option grant of 232,933 shares pursuant to the terms of her employment agreement. Other executive officers receive equity compensation awards at the committee’s discretion.
      The Compensation Committee has evaluated all elements of executive compensation, the value of each element and the total value for each executive officer and the chief executive officer and determined that the amounts were reasonable.

Compliance with Internal Revenue Code Section 162(m):
      Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to the Company’s chief executive officer and four other highest compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, except cash bonus awards, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s plans will be treated as qualified performance-based compensation under Section l62(m). In addition, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the committee believes such payments are appropriate and in the best interests of the company and our stockholders, after taking into consideration changing business conditions and the performance of its employees. For fiscal year 2004, all compensation paid to the Company’s executive officers was deductible.

Compensation Committee,

James A. Urry, Chairman
Dipanjan Deb
Gregory Williams

COMPARATIVE STOCK PERFORMANCE GRAPH
      The following graph compares the change in the total stockholder return on our common stock against the Nasdaq National Market Composite Index, the Philadelphia Stock Exchange Semiconductor Index, and a peer group of companies compiled with input from management, the compensation committee, the board of directors and our independent compensation consultant, from September 24, 2003, the first day our stock was traded on the Nasdaq Stock Market, to December 31, 2004, the last trading day in our fiscal year ended December 31, 2004. The total return to stockholders is measured by dividing (1) the per-share price change for the period by (2) the share price at the beginning of the period. The graph assumes that investments of $100 were made on September 24, 2003 in our common stock and in each of the indexes.
OTHER MATTERS
      Our board of directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy card, or in the instructions for authorizing the voting of your shares over the Internet or by telephone, to vote, or otherwise act, in accordance with their judgment on such matters.
ANNUAL REPORT ON FORM 10-K
      We will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of shares of our common stock, a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for our most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of our secretary at our principal executive offices at 2300 Buckskin Road, Pocatello, ID 83201.

By order of the board of directors,

/s/ Darlene E. Gerry
Darlene E. Gerry
Secretary
April 22, 2005

Appendix 1: Audit Committee Charter
AMIS HOLDINGS, INC.
a Delaware corporation
(the “Company”)
Audit Committee Charter
Adopted October 26, 2004
A.     Purpose
      The Audit Committee is created by the Board of Directors of the Company to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Specifically, the Audit Committee shall:

1.	assist the Board in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company’s independent registered public accounting firm (the “independent auditors”);

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements;

2.	prepare the Audit Committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.
B.     Membership
      The Audit Committee shall consist of at least three members comprised solely of independent directors meeting the independence and experience requirements of the Securities and Exchange Commission and applicable stock exchange rules or requirements, subject to any grace periods or exceptions of such rules and requirements. Independence shall be reviewed annually for each member by the Nominating Committee of the Board of Directors. At least one member of the Audit Committee shall be an “audit committee financial expert” within the meaning of Securities and Exchange Commission rules. No member of the Audit Committee may serve on the audit committees of more than two other public companies while serving on the Company’s Audit Committee, unless the Board of Directors determines that such simultaneous service would not affect the ability of such member to effectively serve on the Audit Committee. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.
C.     Authority and Responsibilities
      In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.
Independent Auditors

1.	The Audit Committee has the sole authority to appoint, compensate, retain, oversee and terminate the independent auditors of the Company, including sole authority to approve all audit engagement fees and terms and permissible non-audit services to be provided by the independent auditors. The independent auditor must report directly to the Audit Committee. The Audit Committee shall pre-approve the audit services and non-audit services before the accountant is engaged to render such services to be provided by the Company’s independent auditors. In particular, the Audit Committee must pre-approve tax and mergers and acquisitions services. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

2.	The Audit Committee shall review and approve the scope and staffing of the independent auditors’ annual audit plan(s).

3.	The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review one or more written reports from the Company’s independent auditors:

•	describing the independent auditors’ internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1; and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditor and take, or recommend that the full board take, appropriate action to oversee the independence of the outside auditor;

•	review and evaluate the senior members of the independent auditor team(s), particularly the partners on the audit engagement teams;

•	take reasonable steps to confirm that the independent auditor complies with applicable partner rotation requirements and consider whether the audit engagement team partners should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

•	consider on an annual basis whether the independent auditors should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and the internal auditors of the independent auditors’ performance.

4.	The Audit Committee shall establish a hiring policy for employees or former employees of the independent auditor. As part of this policy the Audit Committee must approve the hiring of any current employee of the independent auditors or any person who has been such an employee within five years of his proposed hire date by the company.
Internal Auditors

5.	The Company will maintain an internal audit function to, at a minimum, provide management and the Audit Committee with an ongoing assessment of the Company’s risk management processes and system of internal control. This function may be fully or partially outsourced to a qualified professional provider other than the independent auditor.

6.	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors.

7.	At least annually, the Audit Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Company, and make recommendations to the Board and management regarding the appointment, responsibilities, retention or termination of such officer or officers.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

8.	The Audit Committee shall review with management, the internal auditors and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•	the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

•	the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

•	management’s certifications pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company, and any alternative accounting treatments discussed with the Company management, the ramification of the use of such alternative treatments and the treatment preferred by the independent auditors;

•	related-party transactions and off-balance sheet transactions and structures, and approve these transactions;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

•	any major issues as to the adequacy of the Company’s internal controls over financial reporting and any audit steps taken in light of material control deficiencies;

•	the judgments of management and the independent auditors about the quality and not just the acceptability of accounting policies and practices of the Company;

•	the Company’s practices with respect to the use of non-GAAP financial information in its public disclosures; and

•	regulatory and accounting initiatives, examinations or actions applicable to the Company (including any SEC investigations or proceedings) and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

9.	The Audit Committee shall review any of the Company’s earnings guidance and any financial information included in the Company’s earnings press releases and other public disclosures.

10.	The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company’s internal control over financial reporting. The Audit Committee shall review management’s assessment of the effectiveness of internal controls over financial reporting and the independent auditors reports on internal controls over financial reporting. The review shall include whether there are any significant deficiencies in the design or operation of such controls, material weaknesses in such controls, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls.

11.	The Audit Committee shall review and discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, as amended, such as:

•	any restrictions on the scope of the independent auditors’ activities or access to requested information;

•	any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the independent auditors; and

•	any significant disagreements between the Company’s management and the independent auditors.

12.	The Audit Committee shall have sole authority over the resolution of any disagreements between management and the independent auditor regarding the Company’s financial reporting.

13.	The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

14.	The Audit Committee shall develop and monitor compliance with one or more codes of ethics applicable to all company officers, directors and employees to the extent required.

15.	Complaints received by the Company regarding accounting, internal accounting controls or auditing matters shall be directed to both the internal auditor and Chairman of the Audit Committee simultaneously.

•	The Audit Committee shall establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall establish procedures for receipt, retention and treatment of complaints from any source regarding accounting, internal accounting controls or auditing matters.

16.	The Audit Committee shall be responsible for the preparation of any Audit Committee reports required to be included in the Company’s annual proxy statement.
Reporting to the Board

17.	The Audit Committee shall report to the Board as often as necessary or advisable (as determined by the Audit Committee) or as requested by the Board. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors, the performance of the internal audit function, any funding requirements for the outside auditors, Audit Committee and any advisors retained by the Audit Committee to assist it in its responsibilities and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

18.	The Audit Committee shall review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee as often as necessary or advisable, as determined by the Audit Committee, but no less frequently than annually

19.	The Audit Committee shall complete an annual evaluation of the Audit Committee’s performance.

D.     Procedures
      1. The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.
      2. All committee members are expected to attend each meeting, in person or via tele- or video-conference. Meeting minutes will be prepared.
      3. On a periodic basis, the Audit Committee shall meet separately — with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.
      4. The Audit Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility.
      5. The Audit Committee is authorized (without seeking Board approval) to retain and compensate special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel, independent auditors or external parties, to meet with any members of, or advisors to, the Audit Committee, and the Audit Committee may otherwise seek information from any of the foregoing.
      6. The Audit Committee may (subject to applicable legal restrictions) delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate.
E.     Limitations Inherent in the Audit Committee’s Role
      It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditors. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is not the responsibility of the Audit Committee to determine the appropriate level of the Company’s exposure to risk.

AMIS Holdings, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 2, 2005
2:00 p.m.

Marriott Salt Lake City Downtown
75 South West Temple
Salt Lake City, Utah 84101

AMIS Holdings, Inc. 2300 Buckskin Road Pocatello, Idaho 83201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 2, 2005.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Darlene Gerry and Terri Timberman, (the “Named Proxies”) and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 1, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/amis/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 1, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to AMIS Holdings, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of	01 Dipanjan Deb	04 Paul C. Schorr IV	07 William N. Starling, Jr.
	directors:	02 Christine King	05 Colin L. Slade	08 James A. Urry
		03 S. Atiq Raza	06 David Stanton	09 Gregory L. Williams

☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm:	☐ For	☐ Against	☐ Abstain

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement for the June 2, 2005 Annual Meeting.

If you plan to attend the annual stockholder meeting on June 2, 2005, please check the box:

☐	Yes, I plan to attend the annual stockholder meeting to be held at 2:00 p.m. on June 2, 2005 at the Marriott Salt Lake City Downtown, 75 South West Temple, Salt Lake City, Utah.

In their discretion the Named Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box     ☐     Indicate changes below:

Date ________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.